UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 20, 2016

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-37411	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a)

On July 20, 2016, BioPharmX Corporation (“Company”) received a notice from the NYSE MKT LLC (“NYSE MKT”) that the Company is not in compliance with the stockholders’ equity requirements set forth in Sections 1003(a)(i)-(iii) of the NYSE MKT Company Guide. The Company reported stockholders’ equity of $1.4 million as of April 30, 2016 and net losses in its five most recent fiscal years ended January 31, 2016.  The continued listing standards are as follows:

•                  Stockholders’ equity of $2.0 million or more if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years (Section 1003(a)(i));

•                  Stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years (Section 1003(a)(ii));

•                  Stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years (Section 1003(a)(iii)).

The Company expects to submit a plan to NYSE MKT by August 22, 2016 advising how the Company plans to regain compliance with the continued listing standards by January 20, 2018. If the Company does not submit a plan or if the plan is not accepted, delisting procedures will commence. If the plan is accepted, the Company will be subject to periodic reviews and continued compliance with the plan. If the Company is not in compliance with the continued listing standards as of January 20, 2018, or does not make progress consistent with the plan, NYSE MKT may initiate delisting procedures.

The Company’s common stock will continue to be listed and traded on NYSE MKT during the cure period, subject to the Company’s compliance with NYSE MKT’s other applicable continued listing standards. The Company’s stock symbol “BPMX” will be assigned a “.BC” indicator by NYSE MKT to signify that the Company currently is not in compliance with NYSE MKT’s continued listing standards. In the event the Company fails to regain compliance in accordance with Section 1009 of the NYSE MKT Company Guide during the cure period, the Company’s common stock will be subject to NYSE MKT’s suspension and delisting procedures.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On July 21, 2016, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved stock option grants to Anja Krammer, the Company’s President, Kin Chan, PhD., the Company’s Executive Vice President of Research & Development, and Greg Kitchener, the Company’s Chief Financial Officer, pursuant to the Company’s 2016 Equity Incentive Plan (the “Options”). The Options were granted in order to provide Ms. Krammer, Dr. Chan and Mr. Kitchener (the “Officers”) with appropriate equity incentives. Pursuant to the Options, Ms. Krammer, Dr. Chan and Mr. Kitchener are entitled to potentially purchase up to 360,000, 170,000 and 110,000 shares of the Company’s common stock, respectively, at an exercise price of $0.62 per share, which price is equal to the closing sales price of the Company’s common stock as quoted on the NYSE MKT on the date of grant. With respect to Ms. Krammer and Dr. Chan’s Options, one-half of the shares subject to the Options vest on the vesting start date and one-twelfth of the remaining shares subject to the Options vest on the last day of each full calendar month thereafter, until all such shares have vested.  With respect to Mr. Kitchener’s Options, one-fourth of the shares subject to the Options vest one year following the vesting start date and one thirty-sixth of the remaining shares subject to the Options vest on the last day of each full calendar month thereafter, until all such shares have vested. The Options will generally expire upon the earlier of (i) ten years after the date of grant or (ii) 90 days after the Officer ceases to be employed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: July 25, 2016	By:	/s/ GREG KITCHENER
	Name:	Greg Kitchener
	Title:	Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)